                                                                   Exhibit 10.15

"Pages where confidential treatment has been requested are marked 'Confidential Treatment Requested.' The redacted material has been separately filed with the Commission, and the appropriate section has been marked at the appropriate place and in the margin with a star (*)."

                             AMENDED AND RESTATED
                     PRODUCTS SALE AND DELIVERY AGREEMENT

     THIS AMENDED AND RESTATED PRODUCTS SALE AND DELIVERY AGREEMENT (the "Agreement"), is made and entered into this 18th day of June, 2001, but effective as of May 1, 2001 (the "Amendment Effective Date"), by and between DYNEGY LIQUIDS MARKETING AND TRADE, hereinafter referred to as "Dynegy," and EQUISTAR CHEMICALS, LP, hereinafter referred to as "Equistar."

                                  WITNESSETH:

     WHEREAS, Equistar's predecessor in interest (Oxy Petrochemicals, Inc.) and Dynegy's predecessors in interest (Trident NGL, Inc. and Oxy NGL Pipeline Company) entered into that certain Product Sale and Delivery Agreement, effective as of August 31, 1991, as previously amended (the "Original Agreement"), pursuant to which Dynegy agreed to sell certain Products to Equistar and Equistar agreed to purchase such Products from Dynegy; and

     WHEREAS, Equistar and Dynegy, the sole and remaining parties to the Original Agreement, have agreed to amend and supplement certain portions of the Original Agreement and now desire to enter into this Amended and Restated Products Sale and Delivery Agreement to evidence such agreement which will supercede and replace in its entirety, effective as of May 1, 2001, the Original Agreement.

     WHEREAS, Equistar desires to purchase from Dynegy quantities of Ethane, Propane and, potentially, Normal Butane (as such terms are defined in Article I below); and WHEREAS, Dynegy has quantities of Ethane, Propane and, potentially, Normal Butane available for sale and desires to sell such Ethane, Propane and Normal Butane to Equistar; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Equistar and Dynegy agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings listed below:

     "Accounting Period" shall mean a period of one (1) Month commencing at 7:00 a.m. local time on the first Day of a calendar Month and ending at 7:00 a.m. local time on the first Day of the succeeding Month.

     "Additional Storage Volumes" shall have the meaning ascribed to such term in Section 4.06 hereinafter.

     "Additional Volumes" shall have the meaning ascribed to such term in
Section 4.02 hereinafter.

     "Affiliate" shall mean any person, firm, corporation or other entity which is an affiliate within the regulations promulgated under the Securities Act of 1933, as such regulations and act are amended and in effect on the date of this Agreement.

     "Barrel" shall mean 42 U.S. Gallons.

     "Business Day" shall mean any Day in which Federal Reserve membership banks situated in Houston, Texas are open for business.

     "Contract Startup Date" shall have the meaning ascribed to such term in
Section 4.11 hereinafter.

     "Contract Startup Notice" shall have the meaning ascribed to such term in
Section 4.11 hereinafter.

     "Day" or "Daily" shall mean a twenty-four (24) hour period commencing at 7:00 a.m. local time and extending until 7:00 a.m. local time on the following day. The date of the day shall be that of its beginning.

     "Delivery Month" shall have the meaning ascribed to such term in Section
4.02 hereinafter.

     "Deemed Nominations" shall have the meaning ascribed to such term in
Section 4.02 hereinafter.

     "DMSLP Fractionator" shall have the meaning ascribed to such term in
Section 12.03 hereinafter.

     "E-Mail" shall have the meaning ascribed to such term in Section 12.04 hereinafter.

     "Estimated Volumes" shall have the meaning ascribed to such term in Section
4.02 hereinafter.

     "Ethane" shall mean the stream containing ethane, incidental hydrocarbons and other associated compounds which shall meet the specifications listed on Exhibit "A" attached hereto and made a part hereof.

     "Equistar's Facility" or "Equistar's Plant" shall mean Equistar's olefins plant located near the town of Lake Charles in Calcasieu Parish, Louisiana.

     "Equistar Storage Volumes" shall have the meaning ascribed to such term in
Section 4.06 hereinafter.

     "Extension Period" shall have the meaning ascribed to such term in
Section 4.11 hereinafter.

     "Final Nominations" shall have the meaning ascribed to such term in Section
4.02 hereinafter.

     "Force Majeure" shall have the meaning ascribed to such term in Section
9.02 hereinafter.

     "Gallon" shall mean one (1) U.S. standard liquid gallon containing 21 cubic inches at sixty degrees Fahrenheit (60DEG. F) and at the equilibrium vapor pressure of the liquid measured.

     "Hackberry Storage" shall mean the underground storage facilities located in Cameron Parish near Hackberry, Louisiana, to which Dynegy has access and/or control for the purpose of storing natural gas liquid products, including Ethane and Propane, and the pipelines and related facilities used to receive and deliver Ethane and Propane to and from the Hackberry Storage facility.

     "Initial Nominations" shall have the meaning ascribed to such term in
Section 4.02 hereinafter.

     "Lake Charles Area" shall mean an area within a twenty (20) mile radius of the Equistar Facility.

     "Location Differential" shall have the meaning ascribed to such term in
Section 7.01 hereinafter.

     "MBAO" means the Monthly average of the Daily high and low prices of the particular Product as quoted by the Oil Price Information Service ("OPIS") for Mont Belvieu, Texas (Non-TET for Propane) during the Delivery Month.

     "Month" or "Monthly" shall mean a period commencing at 7:00 a.m. local time on the first Day of a calendar month and extending until 7:00 a.m. local time on the first Day of the next succeeding calendar month.

     "Non-Take Period" shall have the meaning ascribed to such term in Section
4.11 hereinafter.

     "Normal Butane" shall mean normal butane meeting the specifications listed on Exhibit "C" attached hereto and made a part hereof.

     "Original Agreement" shall have the meaning ascribed to such term in the first "Whereas" clause on page 1 of this Agreement.

     "Pound" shall mean a unit of weight equivalent to sixteen (16) ounces avoirdupois.

     "Product" or "Products" shall mean Ethane, Propane and/or Normal Butane but not mixtures of Ethane and Propane ("E/P") (For example 80/20, 70/30.)

     "Propane" shall mean the stream containing propane, incidental hydrocarbons and other associated compounds which shall meet the specifications of HD-5 propane as set forth in Gas

                     'Confidential Treatment Requested'

  Processors Association (hereinafter referred to as "GPA") Publication 2140-80, as amended from time to time, except that the water content shall only be limited to no free water. If the specifications for Propane are amended, Dynegy shall notify Equistar prior to shipping any Propane to Equistar that is subject to the amended specification.

     "Sale Agreement" shall have the meaning ascribed to such term in Section 4. 10 hereinafter.

     "Spot Resale Volumes" shall have the meaning ascribed to such term in
  Section 4.04 hereinafter.

     "Spot Sales Volumes" shall have the meaning ascribed to such term in
  Section 4.05 hereinafter.

     "Stored Volumes" shall have the meaning ascribed to such term in Section
  4.06 hereinafter.

     "Third Party Notice" shall have the meaning ascribed to such term in
  Section 4.10 hereinafter.

     "Turnaround Period" shall have the meaning ascribed to such term in Section
  4.09 hereinafter.

     "12" Pipeline" shall have the meaning ascribed to such term in Section 7.01 hereinafter.

     "Week" or "Weekly" shall mean a period of seven (7) Days commencing at 7:00 a.m. local time on Monday and ending at 7:00 a.m. the following Monday.

                                   ARTICLE 11
                                      TERM

* 2.01 This Agreement shall extend for a term of [REDACTED] (the "Term") commencing August 30, 1991.

                                   ARTICLE III
                                     QUALITY

     3.01 The Products to be sold and delivered hereunder shall have a composition conforming to the specifications herein provided. In accordance with the provisions of Exhibit "B" attached hereto, Dynegy shall continuously test through the use of an online analyzer(s) to ensure that Products sold and delivered to Equistar shall meet the specifications set forth or referred to in the definitions of Ethane, Propane and Normal Butane as set forth in Article I above. Should Dynegy's tests determine Products are off-specification, Dynegy shall immediately notify Equistar's Plant Manager, or his or her designee, by telephone of said non-specification Products. Dynegy shall determine the source of such non-specification Products and, at Equistar's direction, Dynegy shall cease delivery of same until otherwise advised. Dynegy shall immediately seek to determine, and shall notify Equistar of, the estimated duration of such condition. Equistar shall have no obligation

                      'Confidential Treatment Requested'

  but may elect to continue acceptance of the non-specification Products; however, Dynegy shall endeavor to bring the Products back within the specifications herein provided as soon as possible. Should Equistar elect to accept non-specification Product, Equistar's election shall act as a waiver of all of Equistar's rights against Dynegy under this Article III for breach of this Article III, with respect to such non-specification Product accepted by Equistar.

                                   ARTICLE IV
                                    QUANTITY

     4.01 Subject to the terms of this Agreement and except as otherwise provided herein, Equistar agrees to purchase from Dynegy and Dynegy agrees to sell to Equistar one hundred percent (100%) of its Product requirements for Equistar's Plant unless Dynegy is excused from supplying Product pursuant to this Agreement, in which event Equistar shall be free to purchase Product from third parties.

     4.02 During the term of this Agreement, Dynegy agrees to sell and deliver, or cause to be delivered, and Equistar agrees to purchase, a Daily volume of Products as determined and nominated by Equistar which is estimated to be
* [REDACTED] Barrels per Day, and anticipated to be [REDACTED] Barrels per Day
* of Ethane, [REDACTED] Barrels per Day of Propane, and [REDACTED] Barrels per Day of Normal Butane, subject to the provisions of this Section 4.02. In no event shall Dynegy be obligated to sell, or Equistar be obligated to buy
* more than [REDACTED] Barrels per Day of Product. Notwithstanding the foregoing, Equistar and Dynegy may mutually agree to sell and purchase, as applicable, volumes of Product above the estimates set forth above (hereinafter referred to as "Additional Volumes"). Equistar shall give
  Dynegy one (1) year written notice prior to Dynegy's obligation to deliver a
* total volume of Product in excess of [REDACTED] Barrels per Day or [REDACTED] above the average Daily total volume of Product delivered by Dynegy during
* the previous calendar year, whichever is greater, up to [REDACTED] Barrels per Day. On the fifteenth (15th) workday of each calendar Month during the term of this Agreement, Equistar shall provide Dynegy with a sliding estimate of Product volume needs by Product for the next three (3) Months (the "Estimated Volumes"). Additionally, Equistar shall nominate in writing to Dynegy all volumes of each Product to be purchased by Equistar from Dynegy during the next succeeding Months by the 15th Day of the Month prior to the Month deliveries of Product are to commence (the "Delivery Month") unless (i) the 15th Day of the Month falls on a Saturday, in which event, such nominations shall be made on the immediately preceding Business Day,
  (ii) the 15th Day of the Month falls on a Sunday or a Monday holiday (non-Business Day), in which event, such nominations shall be made the Business Day immediately following such Sunday or Monday holiday, or (iii) the 15th Day of the Month falls on a non-Business Day during the work week, in which event such nominations shall be made on the immediately preceding Business Day (hereinafter referred to as the "Initial Nominations"). If, for any reason, Equistar fails to timely make its Initial Nomination of Products to be purchased during a particular Delivery Month, it shall be deemed that Equistar has nominated to purchase from Dynegy a volume of Products equal to the estimated volume of Products for such Delivery Month included in the most recent Estimated Volumes furnished by Equistar to Dynegy as set forth above (the "Deemed Nominations"). No later than five (5) Days prior to the first Day of a Delivery Month, unless a weekend or holiday falls

                     'Confidential Treatment Requested'

  within such five (5) Day period, in which event such time period will be no less than three (3) Business Days prior to the first Day of a Delivery Month, Equistar shall have the right to change the Initial Nominations or the Deemed Nominations, as applicable, for each Product to be purchased during the Delivery Month, and such new nominated volumes shall be utilized in determining the volume and prices for the Products sold and purchased during said Delivery Month (hereinafter referred to as the "Final Nominations"). It is understood and agreed that any changes in the nominated volumes made within the required time period as a Final Nomination shall be
* limited to a total of no more than [REDACTED] Barrels per Day of Ethane or
* [REDACTED] Barrels per Day of Propane (increase and/or decrease) such that the changes made in the volumes nominated in the Initial Nominations or the Deemed Nominations will be no greater than (increase or decrease) a total of
* [REDACTED] Barrels per Day of Product, it being further understood and
* agreed that Ethane volumes may not change by more than [REDACTED] Barrels per Day (increase or decrease).

     It is further understood and agreed that any changes in the nominated volumes made within the required time period as a Final Nomination shall include the final total Monthly nominations of each Product to be purchased by Equistar from Dynegy during such Delivery Month.

     Should Equistar desire to convert one or more furnaces to Normal Butane, Equistar shall provide Dynegy with at least twelve (12) Months advance written notice of such desire, such notice to include notice of furnace configuration, capacity and the daily quantity of Normal Butane equivalent to and required by conversion of one furnace to Normal Butane cracking. Commencing twelve (12) Months following Dynegy's receipt of such notice, and provided that Dynegy has the capability to do so, Dynegy shall sell and deliver to Equistar the quantities of Normal Butane required by Equistar, as nominated pursuant to the terms hereof.

     4.03 Deliveries of Product sold and purchased pursuant to this Agreement shall be made on a ratable daily basis. Notwithstanding the foregoing, subject to applicable governmental laws, regulations and rules or prior contractual commitments and subject to the capabilities of the storage and/or pipeline facilities (including, without limitation, existing pumping capacity and any brine usage limitations related to the operation of the Hackberry Storage) utilized by Dynegy to deliver Products to Equistar, Equistar shall have the right to adjust its consumption patterns during each Delivery Month, as long as Equistar purchases the full amount of nominated volumes during such Delivery Month. Except as otherwise provided elsewhere in this Agreement, including without limitation, Article IX hereinafter (Force Majeure), any volumes of Product nominated by Equistar for purchase during a Delivery Month not taken by Equistar during such Delivery Month shall be purchased by Equistar and delivered into Equistar's Storage Account (as defined hereinafter). For such purpose, the volume of Product nominated to be purchased by Equistar from Dynegy shall be (i) the Initial Nomination or Deemed Nomination, as applicable, if no Final Nomination is made, or (ii) the Final Nomination if such a Final Nomination is made.

     4.04 During each Delivery Month on one (1) Business Day notice to Dynegy, Equistar shall have the right to sell to Dynegy volumes of Product it does not utilize in Equistar's Facility during such Delivery Month (hereinafter referred to as "Spot Resale Volumes"), equal to the lesser of (i) the volumes of each Product nominated by Equistar to purchase during such Delivery Month or (ii) the maximum volumes listed below:

                     'Confidential Treatment Requested'

                          MAXIMUM VOLUMES THAT CAN BE SOLD BACK TO DYNEGY
  ----------------------------------------------------------------------------------------------------
              DAYS REMAINING IN MONTH                               MAXIMUM VOLUME
  ----------------------------------------------------------------------------------------------------
*                      20-30                                        [REDACTED]
  ----------------------------------------------------------------------------------------------------
*                      15-19                                        [REDACTED]
  ----------------------------------------------------------------------------------------------------
*                      10-14                                        [REDACTED]
  ----------------------------------------------------------------------------------------------------
*                       5-9                                         [REDACTED]
  ----------------------------------------------------------------------------------------------------

  Any volumes that Equistar desires to sell to Dynegy in excess of the limitations set forth above must be mutually agreed to by Dynegy and Equistar; provided that Dynegy agrees to use commercially reasonable efforts to (i) either purchase such excess Products from Equistar or (ii) assist Equistar in disposing of such excess Products to third parties. If Dynegy assists Equistar in disposing of such excess Products to third parties, Equistar agrees to pay to Dynegy reasonable costs and expenses, including a reasonable profit, associated with such sales and/or deliveries, the amount of which will be mutually agreed to between Dynegy and Equistar prior to the disposition of such Products.

  4.05 Subject to applicable governmental laws, regulations and rules or prior contractual commitments and subject to the capabilities of the storage and/or pipeline facilities (including, without limitation, existing pumping capacity and any brine usage limitations related to the operation of the Hackberry Storage) utilized by Dynegy to deliver Products to Equistar, during each Delivery Month, upon five (5) Business Days notice to Dynegy, Equistar shall have the right to purchase volumes of Product from Dynegy above the volumes nominated for delivery during such Delivery Month (hereinafter referred to as "Spot Sales Volumes"), as long as the Spot Sales Volumes do not exceed the maximum volumes listed below:

                                 MAXIMUM ADDITIONAL VOLUMES OF ETHANE
                                  THAT CAN BE PURCHASED BY EQUISTAR
  -----------------------------------------------------------------------------------------------------
              Days Remaining in Month                                Maximum Volume
  -----------------------------------------------------------------------------------------------------
*                      20-30                                         [REDACTED]
  -----------------------------------------------------------------------------------------------------
*                      15-19                                         [REDACTED]
  -----------------------------------------------------------------------------------------------------
*                      10-14                                         [REDACTED]
  -----------------------------------------------------------------------------------------------------

                     'Confidential Treatment Requested'

                                 MAXIMUM ADDITIONAL VOLUMES OF PROPANE
                                   THAT CAN BE PURCHASED BY EQUISTAR
  ----------------------------------------------------------------------------------------------------
              DAYS REMAINING IN MONTH                                MAXIMUM VOLUME
  ----------------------------------------------------------------------------------------------------
*                      20-30                                        [REDACTED]
  ----------------------------------------------------------------------------------------------------
*                      15-19                                        [REDACTED]
  ----------------------------------------------------------------------------------------------------
*                      10-14                                        [REDACTED]
  ----------------------------------------------------------------------------------------------------
*                       5-9                                         [REDACTED]
  ----------------------------------------------------------------------------------------------------

     It is understood and agreed that if the additional volumes of Product to be purchased by Equistar from Dynegy as set forth above would constitute Additional Volumes, such Additional Volumes would only be sold and purchased hereunder pursuant to the mutual agreement of Equistar and Dynegy.

     Such Spot Sales Volumes purchased by Equistar pursuant to this Section 4.05 and the volumes originally nominated to be purchased by Equistar as set forth in Section 4.02 above, shall be made in accordance with the provisions of Section 4.03 above based on the Days remaining in the Delivery Month.

     4.06 To ensure the delivery of Equistar's requirements of Products, as determined in accordance with Section 4.02 above, Dynegy shall maintain at all times in Hackberry Storage an inventory of no less than five (5) Days of such requirements. The volume of Products Dynegy is required to store in inventory shall reasonably be determined by Dynegy after considering all relevant factors including, but not limited to, Equistar's then current operating rates, pipeline availability and expected production of Products from the DMSLP Fractionator. In addition, Dynegy shall provide to Equistar
* up to a total of [REDACTED] Barrels of storage capacity at the Hackberry Storage for Ethane and/or Propane ("Equistar Storage Volumes"). No storage charges shall be assessed for the Equistar Storage Volumes. Upon mutual agreement of Equistar and Dynegy, Equistar shall have the right to store additional volumes of Ethane and/or Propane above the Equistar Storage Volumes (the "Additional Storage Volumes") for their own use and without any right to sublet or allow any other third party the right to utilize same, it being the intent that the Stored Volumes (as such term is defined hereinafter) shall be utilized solely in connection with the operation of the Equistar Facility. The fee for storing the Additional Storage Volumes
* shall be [REDACTED] per Barrel per Month which shall be calculated based on the Monthly average of the total Daily volumes of Products stored by Equistar during the applicable Month as Additional Storage Volumes and which shall be based on the highest volumes of Products stored by Equistar during each Day of such Month. The volumes of Ethane and/or Propane stored as Equistar Storage Volumes or Additional Storage Volumes (collectively referred to as "Stored Volumes") shall be delivered on a ratable Daily basis to Equistar when requested for redelivery by Dynegy to Equistar. Such requests for redelivery of Stored Volumes shall be made at the time Equistar makes its nominations as provided for in Section 4.02 above, if known at the time such nominations are made, or on one (1) Business Days notice if not known at that time, the redelivery of which shall be subject to applicable governmental laws, regulations and rules or prior contractual commitments and subject to the capabilities of the storage and/or pipeline facilities (including, without limitation, existing pumping capacity and any brine usage limitations related to the operation of the Hackberry Storage) utilized by Dynegy to deliver Products to Equistar. The redelivery point for Product stored by

Dynegy on behalf of Equistar at the Hackberry Storage shall be at the outlet of Dynegy's meters located at points in Equistar's Facility.

     4.07 Title, custody, control and risk of loss of all Products sold and delivered by Dynegy to Equistar hereunder shall pass to Equistar at the Point of Delivery set forth in Article V hereof, unless such Products are delivered to Equistar at the Hackberry Storage, in which event, title and risk of loss shall pass (i) once the Product passes the meter utilized to measure Product stored in the Hackberry Storage, if delivered into storage on Equistar's behalf, or (ii) when such Products are transferred to Equistar by in-well transfer at the Hackberry Storage. Title, custody, control and risk of loss of all Spot Resale Volumes sold by Equistar to Dynegy hereunder shall pass to Dynegy when such Products are transferred to Dynegy by in-well transfer at the Hackberry Storage.

     4.08 Equistar will advise Dynegy in January of each year of any planned and/or scheduled turnarounds at Equistar's Plant which would cause Equistar to cease or significantly change receiving Product from Dynegy for any period within the next twenty-four (24) Months. Equistar shall provide Dynegy with written notice of a scheduled Turnaround Period at least ninety (90) Days prior to such scheduled Turnaround Period and shall also advise Dynegy of any significant changes to such scheduled Turnaround Period as they arise.

     4.09 "Turnaround Period" shall mean a scheduled period of normally thirty
(30) Days in length during which operation of Equistar's Plant is halted for the purpose of making repairs, inspections and modifications to the said Plant facilities and replacing or maintaining certain assets of the said Plant, all consistent with prudent industry practices.

     4.10 Except as otherwise provided in Section 4.11 hereinafter, in the event that Equistar fails to take product for a single period in excess of one hundred twenty (120) Days in any calendar year and such failure is not due to or caused by an event of Force Majeure as defined herein or by a Turnaround Period, Dynegy shall have no further obligation to deliver Product hereunder, provided, however, that (a) Equistar shall have the option of again receiving Product hereunder three hundred sixty (360) Days after Equistar provides Dynegy with a written notice of intent to again take Product hereunder and (b) Equistar shall be free to purchase Products from third parties during such three hundred sixty
(360) Day period.

     Notwithstanding the foregoing, prior to entering into an agreement with a third party to purchase any Products during such three hundred sixty (360) Day period, Equistar shall notify Dynegy in writing of its intent to enter into such an agreement and the price and other terms and conditions pursuant to which such third party is willing to sell Products to Equistar (the "Third Party Notice"). Dynegy shall have a period of five (5) Business-Days after its receipt of the Third Party Notice to elect whether it desires to match the offer made by such third party. If Dynegy agrees to match such third party offer, which shall be evidenced by written notice by Dynegy to Equistar and delivered to Equistar prior to the expiration of the aforementioned five (5) Business Days, Dynegy and Equistar shall enter into an agreement to evidence such sale(s) (the "Sale Agreement"), which could take the form of an amendment to this Agreement or a new agreement containing General Terms and Conditions previously agreed to between Dynegy and Equistar for sales of natural gas liquids. Such Sale Agreement shall contain substantially the same terms as offered by such third party. If Dynegy fails to notify Equistar of its agreement to match the third party offer, Equistar shall be free to enter into the agreement with such third party containing, the same price and other terms and conditions included in the Third Party Notice. In such event, assuming Dynegy has available space in its pipelines situated in the Lake Charles Area to handle same, Dynegy agrees to use commercially reasonable efforts to assist Equistar in the transportation of such third party Product to the Equistar Facility through the use of such Lake Charles Area pipelines. If Dynegy assists Equistar in transporting such third party Product, Equistar agrees to pay to Dynegy reasonable costs and expenses, including a reasonable profit, associated with same, the amount of which will be mutually agreed to between Dynegy and Equistar prior to the commencement of such transportation services.

     Except as otherwise provided above, nothing contained in this Section 4.10 shall require Dynegy to utilize any of its facilities to deliver Products purchased by Equistar from third parties. The term of this Agreement shall not be extended due to Equistar's failure to take Products hereunder.

     4.11 Notwithstanding the provisions of Section 4.10 above, for a three (3) year period commencing May 1, 2001 (the "Non-Take Period"), Equistar shall have the right to suspend purchasing and taking delivery of Products under this Agreement and shall have the right to recommence such purchase and receipts during the Non-Take Period by giving Dynegy at least two Months prior written notice of its intent to do so. For example, if Equistar desires to recommence the purchase and receipt of Products on the last Day of the Non-Take Period (April 30, 2004), it will be necessary for Equistar to notify Dynegy in writing no later than two Months prior to the last Day of the Non-Take Period (i.e. on or prior to the last Day of February, 2004) of its intent to recommence the purchase and receipt of Product.

     If (i) Equistar fails and/or refuses to recommence purchasing and taking delivery of Products under this Agreement within the Non-Take Period and (ii) Equistar fails to notify Dynegy in writing (the "Contract Startup Notice") on or prior to the expiration of the Non-Take Period of its intent to recommence purchasing and taking delivery of Products within a three hundred sixty (360) Day period following expiration of such Non-Take Period (the "Extension Period"), including the date such purchases are to recommence (the "Contract Startup Date"), or (iii) after giving the Contract Startup Notice, Equistar fails to recommence purchasing and taking delivery of Products on the Contract Startup Date, Dynegy shall have the right, but not the obligation, to terminate this Agreement. It is understood and agreed that any Contract Startup Notice must be given to Dynegy at least six (6) Months prior to any Contract Startup Date during the Extension Period (i.e. if Equistar waits until the last Day of the Non-Take Period to give its Contract Startup Notice (April 30, 2004), the earliest Contract Startup Date would be November 1, 2004). Once a Contract Startup Notice has been given, Equistar agrees to use its best efforts to have Equistar's Facility operational on the Contract Startup Date such that it can utilize the Products purchased from Dynegy in Equistar's Facility instead of selling such Products back to Dynegy as Spot Resale Volumes.

     It is understood and agreed that the rights granted in this Section 4.11 is a one time right and, accordingly, if Equistar elects to recommence the purchasing and taking delivery of Products under this Agreement within the aforementioned Non-Take Period or the Extension Period, thereafter the provisions of Section 4.10 above shall apply.

                                   ARTICLE V
                                   DELIVERIES

     5.01 Except as otherwise provided herein (deliveries into storage), the Point of Delivery for Products sold and purchased hereunder shall be at the outlet of Dynegy's meters located at points in Equistar's Facility.

     5.02 Dynegy agrees that the Ethane delivered to Equistar shall be delivered at a pressure sufficient to enter Equistar's pipeline (minimum pressure 200 psig), but Dynegy shall not be obligated to deliver such Ethane at a pressure in excess of 475 psig at the Point of Delivery. Dynegy agrees that Propane delivered to Equistar shall be delivered at a sufficient pressure to enter Equistar's pipeline (minimum pressure 230 psig) but Dynegy shall not be obligated to deliver such Propane at a pressure in excess of 275 psig at the Point of Delivery.

     5.03 As long as Equistar does not permanently cease operating the Equistar Facility, Equistar agrees to provide to Dynegy at Dynegy's meter area located in or near Equistar's Facilities free of any charges or fees whatsoever (i) instrument air which is dry and free of contaminants and which shall be supplied to Dynegy at a pressure consistent with prior practices, and (ii) an alternate electricity source that can be switched by Dynegy or Equistar in the event of a problem with Dynegy's existing source of electricity which is currently supplied by Entergy which will be supplied consistent with prior practices.

                                   ARTICLE VI
                   MEASUREMENT, TESTING, SAMPLING AND ANALYSIS

     6.01 Dynegy or its designated representative shall install, operate, maintain and perform the necessary testing of the measurement facilities for Ethane, Propane and, if installed, Normal Butane delivered to Equistar from Dynegy. Such responsibilities shall be performed in accordance with the American Petroleum Institute's MANUAL OF PETROLEUM MEASUREMENT STANDARDS (hereinafter referred to as the "API Manual"), as it may be amended from time to time, and in accordance with Exhibit "B" attached hereto and made a part hereof

     6.02 Dynegy or its designated representative shall perform necessary calculations for the custody transfer of Ethane, Propane and Normal Butane delivered hereunder in accordance with the API Manual and Exhibit "B."

     6.03 The Propane and Normal Butane shall be measured by turbine meter or other mutually agreeable method, and shall be calculated by mass measurement procedures in accordance with the API Manual and Exhibit "B." The Ethane shall be measured by orifice meter and shall be calculated by mass measurement procedures in accordance with the API Manual and Exhibit "B."

     6.04 The meters and densitometers shall be proved and calibrated Monthly according to the API Manual and Exhibit "B."

                     'Confidential Treatment Requested'

     6.05 The Daily meter readings and Daily chart recordings of flow, temperature, pressure and density shall be obtained by Dynegy for calculation and determination of volumes to be used for accounting purposes and custody transfer.

     6.06 Samples of Ethane, Propane and Normal Butane shall be obtained and analyzed by Dynegy or its designated representative in accordance with methods described in Exhibit "B."

     6.07 Equistar and Dynegy shall have the right to witness the testing, calibration, inspection and proving of the metering facilities and equipment and the obtaining of samples used for accounting purposes. Equistar and Dynegy each agree to give to the other no less than forty-eight (48) hours notice of any such testing, calibration, inspection and proving of the metering facilities and equipment and the obtaining of samples.

                                   ARTICLE VII
                                      PRICE

     7.01 Except as otherwise provided herein, all Products sold to Equistar shall be F.O.B., Lake Charles, Louisiana, at the Point of Delivery as set forth in Section 5.01, and the following pricing bases shall be used to calculate the Monthly sales price for Products, excluding any Spot Sales
  Volumes:

     A.   ETHANE

          1) The sales price for Ethane nominated for delivery in any Month shall be the lesser of (i) a price based on the following table:

  --------------------------------------------------------------------------------------------
          VOLUMES OF ETHANE NOMINATED               WOULD BE PRICED AS FOLLOWS:
  --------------------------------------------------------------------------------------------
*       The First 0-350,000 Barrels               [REDACTED]
  --------------------------------------------------------------------------------------------
*       The Next 350,001- 600,000 Barrels         [REDACTED]
  --------------------------------------------------------------------------------------------
*       The Next 600,001 - 750,000 Barrels        [REDACTED]
  --------------------------------------------------------------------------------------------

*                or (ii) [REDACTED] which provide for deliveries of volumes
*                for [REDACTED] or more Barrels per Day over periods of six
                 (6) Months or more at locations in Louisiana or Texas. With respect to any third party sales in the State of Texas, solely for the purposes of this subsection (ii), there shall be added
*                to the actual third party sale price [REDACTED] per Gallon.

                      'Confidential Treatment Requested'

     B.   PROPANE

          1) The sales price for Propane nominated for delivery in any Month shall be the lesser of (i) a price based on the following, table:

  -------------------------------------------------------------------------------------------
         VOLUMES OF PROPANE NOMINATED              WOULD BE PRICED AS FOLLOWS:
  -------------------------------------------------------------------------------------------
*           The First 0-450,000 Barrels            [REDACTED]
  -------------------------------------------------------------------------------------------
*        The Next 450,001-900,000 Barrels          [REDACTED]
  -------------------------------------------------------------------------------------------

*                or (ii) [REDACTED] which provide for deliveries of volumes for
* [REDACTED] or more Barrels per Day over periods of six (6) Months or more at locations in Louisiana or Texas. With respect to any third party sales in the State of Texas, solely for the purposes of this subsection (ii), there shall be added to the
*                actual third party sale price [REDACTED] per Gallon.

     C.   NORMAL BUTANE

          1)     The sale price for Normal Butane delivered in any Month shall
* be the lesser of (i) [REDACTED], or (ii) [REDACTED] for Normal Butane for the Month the Normal Butane is delivered hereunder
*                [REDACTED] which provide for deliveries of volumes for
* [REDACTED] or more Barrels per Day over periods of six (6) Months or more at locations in Louisiana or Texas. With respect to any third party sales in the State of Texas, solely for the purposes of this subsection (ii), there shall be added to the
*                actual third party sale price [REDACTED] per Gallon.

         2) In addition to the price calculated in Section 7.01 C.1 above, Equistar will pay Dynegy a differential equal to the tariff applicable to Dynegy's Affiliate's 12" Pipeline which runs from Mont Belvieu, Texas to Lake Charles, Louisiana, for Propane (currently 1.14 cents per gallon), provided that such
* differential shall not exceed [REDACTED] of the Dixie Pipeline Tariff, then in effect, from Mont Belvieu, Texas to Sulphur, Louisiana.

     7.02 The following pricing bases shall be used to calculate the Monthly sales price for Spot Sales Volumes sold by Dynegy to Equistar during each Delivery Month:

                      'Confidential Treatment Requested'

*         A.     ETHANE: [REDACTED] as quoted by the OPIS for Mont Belvieu,
                 Texas for the remainder of the Month commencing on the date
*                deliveries of such Spot Sales Volumes commence plus [REDACTED]
                 per Gallon plus the following additional amounts depending on the volumes nominated and the volumes purchased as Spot Sales
                 Volumes:

  -----------------------------------------------------------------------------------------------------
            IF THE SUM OF THE VOLUMES OF ETHANE
            NOMINATED FOR DELIVERY DURING THE
            DELIVERY MONTH AND THE VOLUMES TO BE         THE ADDITIONAL PER GALLON
            PURCHASED AS SPOT SALES VOLUME ARE           AMOUNT PAYABLE BY EQUISTAR TO
            WITHIN THE FOLLOWING RANGES:                 DYNEGY WOULD BE AS FOLLOWS:
  -----------------------------------------------------------------------------------------------------
*                  0 - 350,000 Barrels                   [REDACTED]
  -----------------------------------------------------------------------------------------------------
*               350,001 - 600,000 Barrels                [REDACTED]
  -----------------------------------------------------------------------------------------------------
*               600,001 - 750,000 Barrels                [REDACTED]
  -----------------------------------------------------------------------------------------------------

*         B.     PROPANE: [REDACTED] as quoted by the OPIS for Mont Belvieu,
                 Texas (Non TET) for the remainder of the Month commencing on the date deliveries of such Spot Sales Volumes commence plus
*                [REDACTED] per Gallon plus the following additional amounts depending on the volumes nominated and the volumes purchased as Spot Sales Volumes:

  -----------------------------------------------------------------------------------------------------
            IF THE SUM OF THE VOLUMES OF PROPANE
            NOMINATED FOR DELIVERY DURING THE
            DELIVERY MONTH AND THE VOLUMES TO BE         THE ADDITIONAL PER GALLON
            PURCHASED AS SPOT SALES VOLUME ARE           AMOUNT PAYABLE BY EQUISTAR TO
            WITHIN THE FOLLOWING RANGES:                 DYNEGY WOULD BE AS FOLLOWS:
  -----------------------------------------------------------------------------------------------------
*                   0-450,000 Barrels                    [REDACTED]
  -----------------------------------------------------------------------------------------------------
*                450,001- 900,000 Barrels                [REDACTED]
  -----------------------------------------------------------------------------------------------------

     7.03 The following pricing bases shall be used to calculate the Monthly sales price for Spot Resale Volumes sold by Equistar to Dynegy during each Delivery Month:

*         A.     ETHANE: [REDACTED] as quoted by the OPIS for Mont Belvieu,
                 Texas for the remainder of the Month commencing on the date deliveries of such Spot Resale Volumes commence minus
*                [REDACTED] per Gallon.

*         B.     PROPANE: [REDACTED] as quoted by the OPIS for Mont Belvieu,
                 Texas (Non TET) for the remainder of the Month commencing on the date deliveries of such Spot Resale Volumes commence minus
*                [REDACTED] per Gallon.

     7.04 In the event the Oil Price Information Service should cease to be published or should cease to be representative of actual day-to-day markets, Equistar and Dynegy shall promptly agree on a substitute publicly available source of spot prices representative of actual day-to-day markets.

     7.05 Dynegy shall be responsible for payment of any tax (excluding income or franchise taxes of Equistar), duty, fee or other governmental charge imposed on the Products before the Products pass to Equistar at the Point of Delivery set forth in Article V hereof. Equistar shall be responsible for payment of any tax (excluding income or franchise taxes of Dynegy), duty, fee or other governmental charge imposed on the Products after the Products pass to Equistar at the Point of Delivery set forth in Article V hereof.

                                  ARTICLE VIII
                               BILLING AND PAYMENT

     8.01 Dynegy shall render to Equistar as soon as practical after the close of each Month an invoice for (i) all Products sold by Dynegy to Equistar during the preceding Month, including any Spot Sale Volumes and (ii) any other fees or charges payable by Equistar to Dynegy as provided in this Agreement. All invoices shall be sent to the following address:

              Equistar Chemicals, LP
              One Houston Center, Suite 1600
              1221 McKinney Street
              Houston, Texas 77010
              Attention: Accounts Payable
              Fax Number: 713-652-4173

or to such other address as Equistar may hereafter designate in writing.

     8.02 Equistar shall render to Dynegy as soon as practical after the close of each Month an invoice for all Spot Resale Volumes sold by Equistar to Dynegy during the preceding Month. All invoices shall be sent to the following address:

              Dynegy Liquids Marketing and Trade
              1000 Louisiana Street, Suite 5800
              Houston, Texas 77002
              Attention: Accounts Payable
              Fax Number: 713-767-5988

     8.03 Payment of invoices shall be based on net terms and shall be made by wire transfer within ten (10) Days from the receipt by Equistar or Dynegy, as the case may be, of the invoice with the supporting documents and wiring instructions, in accordance with said instructions. Such supporting documents to be furnished by Dynegy to Equistar shall be the same or similar to the documents previously supplied by Dynegy to Equistar prior to the Amendment Effective Date. Equistar and Dynegy will accept as a basis for payment, a facsimile (Fax) invoice, to be followed by original documents at the earliest opportunity.

     8.04 In the event that Equistar or Dynegy, as the case may be, fails to comply with the terms of payment set forth in this Article VIII, the party that is owed such payment shall have the option to assess late payment charges, to be calculated at the annual prime rate in effect the first date of delinquency as published in the Wall Street Journal plus two percent (2.0%), or at the maximum legal rate, whichever is lower, beginning with the first Day the payment is past due.

     8.05 If a good faith dispute arises as to the amount payable in any statement, the amount not in dispute shall be paid. If either party elects to withhold any payment otherwise due as a consequence of the good faith dispute, the withholding party shall provide the other party with written notice of its reasons for withholding payment, and shall simultaneously place the disputed amount into an escrow account at a mutually acceptable commercial bank, pending resolution of the dispute. The performance of both parties under this Agreement shall continue pending the resolution of such good faith dispute. If it is subsequently determined, whether by mutual agreement of the parties or otherwise, that the withholding party is required to pay all or any portion of the disputed amounts to the other party, the withholding party, in addition to paying over such amounts, shall also pay interest accrued on such amounts from the original due date until paid, at the rate as set forth in Section 8.04 above.

     8.06 Each party hereto, shall have the right at reasonable hours to audit the other party's accounts and records relating to the accounting or billing under the provisions of any article hereof for any calendar year within the twenty-four (24) Month period following the end of such calendar year; provided, however, the party conducting the audit must take written exception to and make claim upon the other for all discrepancies disclosed by said audit within said twenty-four (24) Months. Such audit shall be conducted by the auditing party or its representative or auditor at the auditing party's expense. In addition, any claim by Dynegy against Equistar due to errors by Dynegy may be made by Dynegy within the twenty-four (24) Month period following the end of the calendar year in which the errors occurred.

                                   ARTICLE IX
                                  FORCE MAJEURE

     9.01 In the event either party hereto is rendered unable, by reason of Force Majeure, to carry out in whole or in part its obligations under this Agreement, other than the obligation to make payments of monies due hereunder, such party shall give notice and reasonably full particulars of such Force Majeure by telephone and in writing or by telegraph to the other party as soon as possible after the occurrence of said Force Majeure and the determination of the cause relied upon, and upon the giving of such notice, the obligations of such party shall, insofar as they are affected by such Force Majeure, be suspended during the continuance of any inability so caused, but for no longer period; and such cause shall, as far as possible, be remedied with all reasonable dispatch. If by reason of any such cause, supplies of Product are curtailed or cut off, then Dynegy or Equistar shall not be obligated to make up deliveries or receipts omitted by reason of any of the above causes.

     9.02 The term "Force Majeure," as employed herein, shall include strikes, lockouts, or other industrial disturbances; wars, blockades, insurrections, or acts of the public enemy; epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, or other acts of God; arrests and restraints of governments and people; federal, state or local laws, rules or regulations; acts, orders, directives, requisitions, or requests of any official or agency of the federal, state or local government; rationing of, shortage of, or inability to obtain or to use any material or equipment; riots or civil disturbances, fires, explosions, failures, disruptions, breakdowns, or accidents to machinery, facilities or line of pipe (whether owned, leased or rented); freezing of lines; embargoes, priorities, or expropriations by government or governmental authorities, interference by civil or military authorities, legal or DE FACTO, whether purporting to act under some constitution, decree, law or otherwise, lack of capacity on third party pipelines (pipelines not owned by Dynegy and/or its Affiliates) then being utilized to (i) deliver Product to Equistar hereunder or (ii) transport Product from Mont Belvieu, Texas to Lake Charles, Louisiana, it being understood and agreed that if such pipelines are on allocation, Dynegy will utilize a portion of any such allocation given to Dynegy to move Product based on the percentage of Equistar's Product to the total of all products scheduled to be transported by Dynegy on such pipeline during the Month(s) such pipeline is on allocation; or any other cause, whether of the kind herein enumerated or otherwise, which is not reasonably within the control of the party claiming suspension and which such party is unable to prevent or overcome by the exercise of reasonable diligence. Such term shall likewise include: (a) delays in acquiring or inability to acquire, at reasonable cost and after exercising reasonable diligence, any servitudes, rights-of-way, permits, licenses or regulatory approvals necessary to enable a party to fulfill its obligations hereunder; and (b) the inability of a party to acquire or delays on the part of such party in acquiring, at reasonable cost and after the exercise of such party in acquiring, at reasonable cost and after the exercise of such party acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials or supplies or governmental permits or permissions as are necessary to enable such party to fulfill its obligations hereunder. It is understood and agreed that reasonable diligence as used herein shall not require either party to resort to litigation. It is further understood and agreed that the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the party having the difficulty shall not be required of a party.

     9.03 In the event that Dynegy elects to supply Equistar from sources other than the DMSLP Fractionator and Dynegy has notified Equistar of the identity of Dynegy's source of supply, then any Force Majeure condition affecting such source of supply after Dynegy's notice to Equistar shall be considered to be a Force Majeure condition affecting Dynegy.

                                    ARTICLE X
                                    WARRANTY

     10.01 Dynegy warrants title to all Products sold and delivered to Equistar hereunder and covenants the same to be free and clear of all encumbrances.

                                   ARTICLE XI
                                   INDEMNITY

     11.01 Dynegy releases and agrees to defend, protect, indemnify, and hold harmless Equistar and its Affiliates and the directors, officers, agents, and employees of Equistar and its Affiliates from and against all claims, liability, loss, damage and expense, including attorneys' fees in connection therewith, arising out of Dynegy's performance or nonperformance of this Agreement, including, but not limited to, Dynegy's ownership, possession or use of the Products, except for and to the proportionate extent of such as may be caused by the negligence of Equistar, its agents or employees. Likewise, Equistar releases and agrees to defend, protect, indemnify and hold Dynegy and its Affiliates and the directors, officers, agents and employees of Dynegy or its Affiliates harmless from and against all claims, liability, loss, damage and expense, including attorneys' fees in connection therewith, arising out of Equistar's performance or nonperformance of this Agreement, including, but not limited to, Equistar's ownership, possession or use of the Product, except for and to the proportionate extent of such as may be caused by the negligence of Dynegy, its agents or employees.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     12.01 This Agreement shall be construed in accordance with the laws of the State of Texas and shall be subject to all applicable federal, state and local laws, and to all rules, regulations, orders and directives of any governmental authority, agency, commission, or regulatory body in connection with any and all matters and things incident to this Agreement.

     12.02 Failure of either Dynegy or Equistar to require performance of any provision of this Agreement shall not waive its right to require full performance thereof at any time thereafter.

     12.03 This Agreement shall be binding on the successors and assigns of the parties hereto; provided, however, that neither party shall assign this Agreement in whole or in part, or any benefits, payments or obligations hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that (a) either party may, upon written notice to the other, assign this Agreement to any of such assigning party's Affiliates, but any such assignment shall not relieve the assigning party from any obligations hereunder, and (b) Dynegy may, upon written notice to Equistar, assign this Agreement to a purchaser of the fractionator owned by Dynegy's Affiliate, Dynegy Midstream Services, Limited Partnership, situated in or near Lake Charles, Louisiana (the "DMSLP Fractionator") and the Hackberry Storage. If this Agreement is assigned as provided in (b) above, the purchaser of such facilities shall provide Equistar a written assumption of the obligations of this Agreement.

     12.04 Any notice or other communication provided for in this Agreement or any notice which either party may desire to give to the other shall be in writing and shall be sent by facsimile, transmission, electronic mail transmission ("E-Mail"), delivered by hand, U.S. Mail or by courier, and if sent by mail, shall be sent by U.S. Express Mail, registered mail or certified mail, with all postage fully prepaid, or if sent by courier, shall be sent through a bonded courier with charges paid in accordance with the customary arrangements established by such courier, in each case addressed to the parties at the following addresses:

                 Dynegy:     Dynegy Liquids Marketing and Trade
                             1000 Louisiana, Suite 5800
                             Houston, Texas 77002
                             Attention: Senior Vice President,
                             Liquids Marketing and Trading
                             Facsimile: 713-507-3715

               Equistar:     Equistar Chemicals, LP
                             One Houston Center, Suite 1600
                             1221 McKinney Street
                             Houston, Texas 77010
                             Attention: NGL Manager, Feedstock Supply
                             Facsimile: 713-652-4173

or at such other address or E-Mail address as either party shall designate by written notice to the other. A notice sent by facsimile or E-Mail transmission shall be deemed to have been received by the close of the Business Day following the Business Day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving party. Notice by U.S. Mail, whether by U.S. Express Mail, registered mail or certified mail, or by overnight courier shall be deemed to have been received by the close of the second Business Day after the Day upon which it was sent, or such earlier time as is confirmed orally or in writing by the receiving party. Any party may change its address or facsimile number by giving notice of such change in accordance with herewith.

     12.05 This Agreement, including the Exhibits attached hereto, contains the entire agreement between the parties regarding the sale, purchase and delivery of Products by Dynegy to Equistar and Equistar to Dynegy, and supersedes and replaces all prior or contemporaneous discussions, negotiations, representations or agreements relating to the subject matter contained herein, but this Agreement shall not be binding on either party until it is executed by both parties. Amendment or modification of this Agreement shall not be binding on either party until it is reduced to writing and executed by both parties.

     12.06 Equistar hereby grants Dynegy the right of ingress and egress in, to and over property owned or leased by Equistar where Dynegy's pipelines and associated equipment are located, for any purpose incidental to the operation of Dynegy's pipelines hereunder. Likewise, Dynegy hereby grants Equistar the right of ingress and egress in, to and over property owned or leased by Dynegy where Equistar's pipelines and associated equipment are located, for any purpose incidental to the operation of Equistar's pipelines and associated equipment hereunder.

     12.07 This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   EQUISTAR:
                                   EQUISTAR CHEMICALS, LP

                                   By: /s/ EUGENE R. ALLSPACH
                                       -----------------------------------------
                                   Title: President & CEO
                                          --------------------------------------


                                   DYNEGY:

                                   DYNEGY LIQUIDS MARKETING AND TRADE

                                   By: /s/ VINCENT A. MCCONNELL
                                       -----------------------------------------
                                   Title: Senior V.P. Liquid Trading
                                          --------------------------------------

                                  EXHIBIT "A"

                           SPECIFICATIONS FOR ETHANE

COMPONENT                                      OPERATING RANGE SPECIFICATIONS
---------                                      ------------------------------
Carbon dioxide and other non-hydrocarbons      1000 ppm by weight maximum
other than specifically listed

Methane and inerts                             3.0 Liquid Volume percent maximum of
                                               contained ethane

Propane and heavier hydrocarbons               8.0 mol percent maximum

Total sulfur (1)                               5 ppm, by weight maximum

Water                                          7 pounds per million standard cubic feet of
                                               vapor maximum

Ethane                                         Remainder (90 mol percent minimum)

(1) Tested in accordance with the GPA Volatile Sulfur Test Method for Liquefied Petroleum Gas, gas chromatography, or other mutually acceptable methods.

                                   EXHIBIT "B"

                          CUSTODY TRANSFER MEASUREMENT

Dynegy and Equistar agree to comply with the following techniques and procedures with respect to custody transfer measurement involving delivery, sampling, testing, analysis and reporting of Product at the Point of Delivery.

1.   GENERAL

     (A) Installation, operation, testing and maintenance of primary measurement elements, recording devices, sampling equipment, data transmission equipment and analysis of samples shall be in accordance with the latest edition of the API Manual of Petroleum Measurement Standards (API MPMS), Gas Processors Association (GPA) and American Gas Association Transmission Measurement Committee
          (AGA) standards. Industry standards and publications referenced in this Exhibit shall mean the latest revision. Revision of an industry standard will apply on the effective date of the revised standard. A partial list of standards and publications is provided at the end of this Exhibit.

     (B) MEASUREMENT BASIS. The quantity of Product measured at each Point of Delivery shall be calculated by mass measurement techniques.

     (C) LIMITATION TO REVISIONS. Revisions to such API MPMS, GPA and AGA standards and publications shall apply to computations and operation of measurement stations but shall not be construed to require major modifications to, or replacement of, said equipment.

     (D) FLOW METERING. The custody measurement station will, in Dynegy's sole discretion, be comprised of:

          1.   A coriolis meter, composite sampler and microprocessor; or

          2. A turbine meter, densitometer, composite sampler and microprocessor, or

          3. An orifice meter, densitometer, composite sampler and microprocessor, or

          4. An orifice meter, on-line gas chromatograph and microprocessor with an in-situ master turbine meter station for proving and calibration of the orifice meter.

2.   RESPONSIBILITY

     (A) CUSTODY TRANSFER POINT. The point of custody transfer for Product shall be the meter station at the Point of Delivery.

     (B) CUSTODY TRANSFER PARTY. Dynegy will measure and account for the mass, volume and quality of the Product delivered at the Point of Delivery.

     (C) CHECK MEASUREMENT. Either party to this Agreement may install check measurement facilities at its own cost and expense as long as the check measurement facilities do not interfere with the custody transfer meter and equipment.

     (D) DIVISION OF RESPONSIBILITY. Equistar, or its representative, shall have access at all reasonable times to the equipment of Dynegy's custody measurement station, or that of Dynegy's designees, but the reading, calibrating and adjusting thereof shall be done by the employees, agents, representatives or designees of Dynegy. Similarly, Dynegy shall have access at all reasonable times to the equipment of Equistar's check measurement stations, but the reading, calibrating, and adjusting thereof shall be done by the employees, agents or representatives of Equistar.

3.   EQUIPMENT

     (A) MICROPROCESSOR. The measurement station shall include a microprocessor meeting the requirements of API MPMS Chapter 21.1 or Chapter 21.2, as appropriate, and capable of continuously integrating gross metered volumes from the volumetric meter with flowing density from the densitometer or on-line gas chromatograph and reporting in gross Pounds and gross Barrels (or Gallons).

     (B) SAMPLE. The metering facility for Product at the Point of Delivery shall include an automatic sampling device to obtain a representative sample of the Product in accordance with GPA Standard 2174. The sampling device will extract a sample in proportion to the metered quantity. The sample of the liquids shall be secured throughout the entire metering period.

     (C) ON-LINE GAS CHROMATOGRAPH. The metering facility for Product at the Point of Delivery may alternatively include an on-line gas chromatograph to continuously determine the composition of the Product. The Ethane meter station shall use the on-line gas chromatograph to measure the stream composition throughout the entire metering period.

     (D) QUANTITY. The equipment used in the meter station (as applicable) shall conform to the following standards and publications.

          1. LIQUID TURBINE METER(S) shall be installed and operated in accordance with API MPMS Chapter 5 and manufacturer's recommendations.

          2. DENSITOMETER(S) shall be installed and operated in accordance with API MPMS Chapter 14, Section 6 and manufacturer's recommendations.

          3. CORIOLIS METER(S) shall be installed and operated in accordance with the API Draft Standard Measurement of Single Phase, Intermediate, and Finished

               Hydrocarbon Fluids by Coriolis Meters and manufacturer's recommendations.

          4. ORIFICE METER(S) shall be installed and operated in accordance with API MPMS Chapter 14, Section 3 and manufacturer's recommendations.

          5. Gas Turbine Meter(s) shall be installed and operated in accordance with AGA Report Number 7 and manufacturer's recommendations.

4.   OPERATION

     (A) FLOW METER BACKPRESSURE. The metering backpressure will be a minimum of the sum of 1.25 times the stream bubble point pressure at flowing temperature plus two times the differential pressure across the meter at flowing conditions.

     (B) CHECK MEASUREMENT. Either party to this Agreement may install check measurement facilities at its own cost and expense as long as the check measurement facilities do not interfere with the custody transfer meter and equipment.

     (C) DIVISION OF RESPONSIBILITY. Equistar, or its representative, shall have access at all reasonable times to the equipment of Dynegy's custody measurement station, or that of Dynegy's designees, but the reading, calibrating and adjusting thereof shall be done by the employees, agents, representatives or designees of Dynegy. Similarly, Dynegy shall have access at all reasonable times to the equipment of Equistar's check measurement stations, but the reading, calibrating, and adjusting thereof shall be done by the employees, agents or representatives of Equistar.

5.   PROVING & CALIBRATION

     (A) PRESSURE AND TEMPERATURE DEVICES - LIQUID SERVICE. Instrumentation, including static pressure, temperature and any chart recorders, shall be tested and accuracy verified at least quarterly with a full calibration performed at least annually. Instrument calibration and repairs shall be made when the test results exceed the tolerances specified in API MPMS 21.2.

     (B)  PRESSURE AND TEMPERATURE DEVICES - VAPOR / GAS SERVICE.
          Instrumentation, including static pressure, temperature and any chart recorders, shall be calibrated at least monthly and in accordance with API MPMS 21.1.

     (C) QUANTITY DEVICES. The flow and density meter(s) (where applicable) will be proven no less frequently than once each Month during the delivery period. Dynegy will prove the meter(s) at the metering station and will give Equistar forty-eight (48) hours notice of the intent and time to prove so that representatives of Equistar can be present.

          1. CORIOLIS. Five (5) calibration tests shall be performed to establish the meter correction factor applicable for turbine meters. Each calibration test shall consist of the total pulses obtained from a proof run. The determined meter correction factor thus obtained shall be applied to the Daily registered meter reading. The average of the five (5) calibration tests shall be taken as the meter correction factor for the meter if the five (5) calibration tests are within 0.05% of each other. The meter correction factor shall be established at flowing conditions in accordance with API MPMS, Chapter 4 and the API Draft Standard Measurement of Single Phase, Intermediate, and Finished Hydrocarbon Fluids by Coriolis Meters. A coriolis meter shall not be removed from service for maintenance without first proving such meter. The meter proving data shall be delivered to Equistar on a meter proving report.

          2. LIQUID TURBINE. Five (5) calibration tests shall be performed to establish the meter correction factor applicable for turbine meters. Each calibration test shall consist of the total pulses obtained from a proof run. The determined meter correction factor thus obtained shall be applied to the Daily registered meter reading. The average of the five (5) calibration tests shall be taken as the meter correction factor for the meter if the five (5) calibration tests are within 0.05% of each other. The meter correction factor shall be established at flowing conditions in accordance with API MPMS, Chapter 4. The meter proving data shall be delivered to Equistar on a meter proving report. A turbine meter element shall not be removed from service for maintenance without first proving such meter. The meter correction factor so determined shall be used in accordance with Paragraph 7(A) of this Exhibit, FACTOR DEVIATION.

          3. ORIFICE METER INSTRUMENTATION. All orifice meter instrumentation, including differential pressure, static pressure, temperature and any chart recorders shall be tested and the orifice plate inspected at the beginning of the delivery and at least Monthly during the delivery period. Instrument calibration, necessary repairs to the metering equipment and replacement of the orifice plate shall be made when the test results exceed the tolerances specified in the appropriate API MPMS standard.

          4. ORIFICE METER PROVING. The orifice meters used in Ethane service will be calibrated and proved against the master turbine meter at operating conditions and using the installed piping configuration, orifice plates, transmitters and flow computer system. The Ethane delivery system will be constructed to allow normal delivery of Ethane during periods when calibration and proving are taking place. Calibration and proving will consist of a testing period to establish a meter correction factor (the ratio of the mass flow reading of the turbine meter divided by the mass flow reading of the orifice meter) which will then be multiplied times the orifice meter measurement to establish the mass delivered through the meter. In addition to the Monthly proving schedule, the Ethane orifice meters and on-line gas chromatograph will be calibrated (i) when the orifice plate is changed, and (ii) after any internal work is performed on the meter tube or orifice fitting.

          5. GAS TURBINE MASTER METER. The gas turbine master meter, with its associated upstream and downstream piping, will be calibrated prior to its initial installation and annually thereafter, unless there is no significant deviation in the calibration curve after at least three calibrations and, thereafter, the frequency of such calibration will be extended for a period as mutually agreed to by Equistar and Dynegy. The gas turbine meter calibration will be performed at a certified testing facility traceable to the National Institute of Standards and Technology at the anticipated flowing density and covering the expected flow rate range.

          6. DENSITOMETER. The accuracy of the densitometer shall be verified Monthly by calibrating and proving the instrument in accordance with the API MPMS Chapter 14, Section 6 and the manufacturer's recommendations. Two (2) provings shall be performed to establish the densitometer correction factor. The determined densitometer correction factor thus obtained shall be applied to the Daily registered meter reading. The average of the two provings shall be taken as the densitometer correction factor if the two provings are within 0.05% of each other. A densitometer shall not be removed from service for maintenance without first proving such densitometer. The densitometer correction factor so determined shall be used in accordance with Paragraph 7(A) of this Exhibit, FACTOR DEVIATION.

     (D) UNSCHEDULED CALIBRATIONS. Either party may ask for an unscheduled flow meter or densitometer calibration at any time. The party requesting the unscheduled proving shall bear the expense of the special proving if the correction factor deviates less than 0.25% from the previous factor.

6.   CALCULATION

     (A)  MASS MEASUREMENT.

          1. QUANTITY. The quantity of Product measured at the Point of Delivery shall be calculated by mass measurement procedures in accordance with API MPMS and GPA standards. The determined mass in Pounds shall be converted to Barrels (or Gallons) at standard conditions by applying the analysis of the composite sample to the flow period in accordance with GPA Standard 8173 using weight-in-vacuum factors from GPA Standard 2145.

          2. ETHANE DENSITY. Ethane flowing density will be derived from an equation of state using stream composition measured by the on-line gas chromatograph and flowing pressure and temperature.

          3. ANALYSIS. Samples of Product will be analyzed by a laboratory mutually agreeable to the parties or by an on-line gas chromatograph using gas chromatography methods in accordance with GPA Standard 2177 or GPA Standard 2261 as appropriate. The composition of the representative sample of Product for each metering period shall be applied to the quantity measured during the period covered by the sample. The molecular (mole) percentage values of nitrogen, carbon dioxide and natural gas hydrocarbons C(1) through C(6)+ or C(7)+ shall be determined.

               a) GPA 2145 CONSTANTS. The conversion constants for nitrogen, carbon dioxide, propylene and C(1) through C(5) shall be in accordance with GPA Standard 2145.

               b) HEXANE AND HEAVIER CHARACTERIZATION. Where hexane and heavier components are present, the individual components of C(6)+ or C(7)+ shall be analyzed and used to determine the weighted average molecular weight and density of the hydrocarbons from a representative sample. GPA Standard 2186 shall be used for extended analysis to quantify C(6)+ or C(7)+ composition. Physical constants contained in GPA Technical Publication TP-17 shall be used in the calculation of the averages. The average determination shall be made at least once during each calendar quarter.

7.   ERROR CORRECTION

     (A)  FACTOR DEVIATION.

          1. LESS THAN +/- 0.25%. If the meter or densitometer correction factor deviates less than +/-0.25% from one scheduled proving to the next, the effective date of the correction factor shall be the date of the proving and shall remain in effect until the next proving.

          2. MORE THAN +/- 0.25%. If the meter or densitometer correction factor deviates more than +/-0.25% corrective action may need to be performed on the meter. It shall be the decision of the Dynegy and Equistar as to the scope of any corrective action to be taken, if any. The effective date of the new correction factor shall be the date on which an event occurred which is known to have changed the correction factor, or if such date is not known, then the affected metering period is determined in accordance with Paragraph (B) of this section of this Exhibit.

          3. MORE THAN +/- 0.50%. Should the new meter correction factor deviate more than +/-0.50%, and in addition to Paragraph 2 of this section of this Exhibit, Dynegy shall proceed with diligence to effect maintenance, repair or replacement of the meter. A new turbine element will not be proved before a 24-hour break-in period. The proving after the break-in period will provide the meter correction factor which will be effective the date of the new element installation. This factor will be used until the next scheduled proving.

     (B) MASS & VOLUME. If, upon calibration or proving, the meter does not meet requirements given, then any previous recording of such equipment shall be corrected for any period which is known or agreed upon, but in case the period is not known or agreed upon, such correction shall apply to one-half (1/2) the total volume measured since the date of the last calibration (proving). However, this correction shall not exceed one Month.

     (C) ANALYSIS. If the sampler or on-line gas chromatograph should fail or is out of service, or the analysis is not representative of the liquid metered at the custody transfer station, Dynegy and Equistar shall agree on a composition determined from one of the following methods in the order stated:

          1. By using the sample from properly operating check measuring equipment; or

          2. By using the composition of the most recent accurate and representative sample; or

          3. By using the composition from on-line gas chromatograph equipment typically used for plant control after determining the amount of bias between it and a laboratory chromatograph; or

          4.   Alternatively, by agreement of Dynegy and Equistar.

     (D) ERROR RESOLUTION. If the meter should fail or is out of service, the quantity for the measurement period while the meter is out of service will be determined by the following methods in the order stated:

          1. By using data recorded by any properly operating check measuring equipment; or

          2. By correcting the error if the percentage of error can be ascertained by calibration test or calculation; or

          3. By comparison with deliveries during earlier periods under similar conditions when the meter was registering accurately; or

          4.   Alternatively, by agreement of Dynegy and Equistar.

8.   TECHNICAL PUBLICATIONS

     (A) API Manual of Petroleum Measurement Standards (MPMS), American Petroleum Institute:

          1.   Chapter 1, Vocabulary, Second Edition, July 1994

          2. Chapter 4, Proving Systems, Section 2, Conventional Pipe Provers, First

               Edition, October 1988, Reaffirmed October 1993

          3. Chapter 4, Proving Systems, Section 3, Small Volume Provers, First Edition. July 1988, Reaffirmed October 1993

          4. Chapter 5, Metering, Section 3, Measurement of Hydrocarbon Liquids by Turbine Meters, Second Edition, November 1987, Reaffirmed October 1992

          5. Chapter 5, Metering, Section 4, Accessory Equipment for Liquid Meters, Second Edition, November 1987, Reaffirmed October 1992

          6. Chapter 14, Natural Gas Fluids Measurement, Section 3, Concentric Square-Edged Orifice Meters. Parts 1, 2, 3 and 4

          7. Chapter 14, Natural Gas Fluids Measurement, Section 6, Continuous Density Measurement, Second Edition, April 1991

          8. API Draft Standard, Measurement of Single Phase, Intermediate, and Finished Hydrocarbon Fluids by Coriolis Meters, pending issue.

     (B)  Standards of the Gas Processors Association (GPA):

          1. GPA Standard 2145-2000 Revision 2, Physical Constants for Paraffin Hydrocarbons and Other Components of Natural Gas

          2. GPA Standard 2174-93, Obtaining Liquid Hydrocarbon Samples for Analysis by Gas Chromatography

          3. GPA Standard 2177-95, Analysis of Demethanized Hydrocarbon Liquid Mixtures Containing Nitrogen and Carbon Dioxide by Gas Chromatography

          4. GPA Standard 2186-95, Tentative Method for the Extended Analysis of Hydrocarbon Liquid Mixtures Containing Nitrogen and Carbon Dioxide by Temperature Programmed Gas Chromatography

          5. GPA Standard 2261, Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography.

          6. GPA Standard 8173-94, Method for Converting Mass Natural Gas Liquids and Vapors to English Liquid Volumes

          7. GPA Standard 8182-95, Standard for Mass Measurement of Natural Gas Liquids

          8. GPA Technical Publication TP-16, Composite Pressure and Temperature Volume Correction Factor Table for Liquefied Petroleum Gas (LPG) and

               Natural Gasoline

          9. GPA Technical Publication TP-17, Table of Physical Properties of Hydrocarbons for Extended Analysis of Natural Gases

          10. GPA Technical Publication TP-25, Temperature Correction for the Volume of Light Hydrocarbons, Tables 24E and 23E.

     (C)  Standards of the American Gas Association (AGA):

          1. Transmission Measurement Committee Report Number 7, Measurement of Gas Flow by Turbine Meters.

                                  EXHIBIT "C"

                        SPECIFICATION FOR NORMAL BUTANE

------------------------------------------------------------------------------------------------------------------------
                                                                                               TEST METHODS LATEST
PRODUCT CHARACTERISTIC                           MINIMUM                  MAXIMUM                   REVISION
------------------------------------------------------------------------------------------------------------------------
Vapor Pressure, psig @                                                      50                     ASTM D 1267
100 DEG. F
------------------------------------------------------------------------------------------------------------------------
Volatile Residue, Temp (DEG. F)
@ 95% Evaporation                                                           +36                    ASTM D 1837
------------------------------------------------------------------------------------------------------------------------
Composition (liq. vol. %):
       n-Butane                                    94                      100.0                   ASTM D 2163
       i-Butane                                                             5.0                    ASTM D 2163
       propane                                                              2.5                    ASTM D 2163
       pentane & heavier                                                    2.0                    ASTM D 2163
------------------------------------------------------------------------------------------------------------------------
Corrosion, copper strip
       @ 100 DEG. F                                                          1                     ASTM D 1838
------------------------------------------------------------------------------------------------------------------------
Total Sulfur, ppm by
weight in liquid                                                            140                    ASTM D 2784
------------------------------------------------------------------------------------------------------------------------
Free Water                                                                 None                         -
------------------------------------------------------------------------------------------------------------------------

The product shall not contain any other contaminants that may make it or its components commercially unacceptable as ethylene feedstock.

Any potential contaminant not listed above or any special specification must be identified and maximum allowable concentration agreed to in writing by both parties prior to delivery of product.